Exhibit 99.1

Contact:       Jim Radosevich
Vice President, Corporate Finance & Investor Relations
Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Reports Third Quarter Results

Barrington, IL, October 27, 2005 - Clark Consulting (NYSE: CLK), a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and financing solutions, today announced its third quarter results.

Third Quarter Overview

•	Total revenue was $60.9 million, as compared to $66.7 million in the prior year period

•	Operating income totaled $5.6 million, down from $8.2 million in third quarter 2004

•	Net income was $200 thousand, as compared to $1.5 million for 2004’s third quarter

•	The Company purchased 720,600 shares of its own common stock during the quarter at an average price of $16.11 per share

•
During the quarter the Company announced the combination of its Executive Benefits, Banking and Insurance Company practices, and also announced changes in leadership at its Pearl Meyer & Partners practice

Financial Summary of Operations ($ in millions except EPS)
Income Statement Highlights
	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Total revenue	$60.9	$66.7	$196.3	$221.9
Operating income	5.6	8.2	20.3	30.6
Net income	0.2	1.5	4.1*	7.6
EPS (diluted)	$0.01	$0.08	$0.22*	$0.40
* includes $1.6 million of life insurance proceeds Certain Non-Cash Items Included in Earnings Per Share
	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Depreciation	$1.3	$1.5	$4.1	$4.3
Amortization (pre-tax)	3.8	4.6	7.7	9.1
Income tax expense net of taxes paid	0.1	1.5	1.3	5.1

Balance Sheet Highlights
as of	9/30/05	12/31/04
Unrestricted cash	$4.5	$23.2
Restricted cash *	6.0	12.0
Trust preferred debt	45.0	45.0
Other recourse debt	3.8	4.7
Non-recourse debt **	257.2	274.8
Debt/capitalization ratio excluding non-recourse debt	15.5%	15.4%
Total debt/capitalization ratio	53.6%	54.2%

* cash designated for the Company’s securitization payments

** debt incurred as a result of a securitization of specified inforce revenues, which is non-recourse to the Company’s general assets

Clark Consulting reported third quarter 2005 revenue of $60.9 million, down 8.7% from the third quarter of 2004. First year revenue was $30.5 million, a 3.6% decrease from third quarter 2004. First-year revenue declined substantially in the Company’s insurance-based practices, with Executive Benefits declining 52.1% and Banking first-year revenue declining 19.9% compared to third quarter 2004.

Renewal revenue was $30.4 million, down 13.3% from the prior year period. Renewal revenue was expected to be lower in 2005 as compared to the previous year due to scheduled changes in commission rates on existing inforce business, as well as from policy surrenders that occurred during 2004.

Commission expense was $10.8 million during the quarter, compared to $15.1 million for the same period in 2004. As a percent of revenue, commission expense was 17.7% compared to 22.6% in third quarter 2004. Operating expense for the period was $40.7 million as compared to $38.8 million during the third quarter of 2004. Operating income decreased 32.1% to $5.6 million, as compared to $8.2 million in the same period last year. Net income was $200 thousand, or $0.01 per diluted share, versus net income of $1.5 million, or $0.08 per diluted share, in the third quarter of 2004.

“The challenging business conditions that have negatively impacted our financial performance over the past several quarters persisted during the third quarter, which is typically our lightest of the fiscal year,” noted Tom Wamberg, Chairman and CEO of Clark Consulting. “Although we continue to expect near-term softness in our insurance-based practices, we are beginning to see positive signs that these markets may improve. The Treasury released its long-awaited deferred compensation guidance on September 29th, which should positively affect implementation and funding of executive benefit plans over the long-term. In addition, the yield curve has moderately steepened, which should benefit insurance product revenues in the banking market.”

During the quarter, the Company announced the combination of the Executive Benefits, Banking and Insurance Company practices into a single practice. The new unit will be reported as a single reporting segment in the Company’s financial statements starting in 2006.
Tom Pyra, President and Chief Operating Officer added “The combination of our Executive Benefits, Banking and Insurance Company practices is expected to benefit our insurance-based revenue, providing for better sales coverage in our key markets and allowing for increased efficiency of operations.”

Also announced during the quarter was the appointment of Joe Rich as President of Pearl Meyer & Partners, along with the departure of former practice president Steve Hall and Pearl Meyer in late August. There have been subsequent resignations of other client-facing professionals. In response to these changes, the Company made corresponding reductions in Pearl Meyer & Partners support staff. Pearl Meyer & Partners revenue is expected to be lower than its historical run-rate, prior to any re-staffing efforts. This is expected to affect fourth quarter 2005 and 2006 fiscal year results.

On October 4th, 2005 the Company also announced the acquisition of Stratford Advisory Group, a Chicago based investment advisory firm. The Company paid $4.8 million cash for the firm, with an additional $1.1 million due in three years. The firm expects the acquisition to add $4-5 million annually to the Company’s existing investment advisory revenue, and it is expected to be immediately accretive to earnings.

A conference call discussing the Company’s third quarter 2005 results will take place this morning, October 27, 2005 at 10:00 am CDT. The call will be webcast live and can be accessed on the Company’s website at www.clarkconsulting.com.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, financing and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,”“believe,”“estimate,”“expect,”“intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressures, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

# # #

CLARK, INC.
BALANCE SHEET
UNAUDITED
($ in thousands except share amounts)
	September 30,	December 31,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$4,475	$23,199
Restricted cash	6,024	12,020
Accounts and notes receivable, net	30,781	44,388
Prepaid income taxes	6,316	1,479
Deferred tax assets	729	782
Other current assets	2,747	2,445
Total Current Assets	51,072	84,313

Intangible Assets, net	574,788	584,246
Equipment and Leasehold Improvements, net	12,950	12,140
Other Assets	22,586	20,594
Total Assets	$661,396	$701,293

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$2,880	$3,886
Accrued liabilities	34,851	54,145
Deferred revenue	3,850	2,268
Recourse debt maturing within one year	1,395	1,295
Non-recourse debt maturing within one year	343	13,632
Total Current Liabilities	43,319	75,226

Trust Preferred Debt	45,000	45,000
Long-Term Recourse Debt	2,368	3,427
Long-Term Non-Recourse Debt	256,846	261,195
Deferred Tax Liabilities	31,233	24,752
Deferred Compensation	10,907	8,215
Other Non-Current Liabilities	6,579	9,292

Stockholders' Equity
Common stock	189	188
Paid-in capital	194,926	193,849
Retained earnings	88,674	87,803
Other comprehensive income (loss)	240	(135)
Deferred compensation	2,602	1,898
Treasury stock	(21,487)	(9,417)
Total Stockholders' Equity	265,144	274,186
Total Liabilities and Stockholders' Equity	$661,396	$701,293

CLARK, INC.
INCOME STATEMENT
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Total revenue	$60,906	$66,692	$196,300	$221,944
Commission and fee expense	10,806	15,080	38,942	53,108
General and administrative expense	40,675	38,830	125,542	124,573
Amortization of intangibles	3,848	4,564	11,535	13,670
Operating Income	5,577	8,218	20,281	30,593
Interest income	154	54	425	160
Interest expense	(5,468)	(5,572)	(16,464)	(16,710)
Other income/(expense)	1	17	1,616	(1,448)
Pre-tax income	264	2,717	5,858	12,595
Income tax expense	107	1,208	1,727	5,011
Net Income	$157	$1,509	$4,131	$7,584

Basic net income per common share
Net income	$0.01	$0.08	$0.23	$0.41
Weighted average shares	18,130,513	18,601,725	18,267,066	18,554,356
Diluted net income per common share
Net income	$0.01	$0.08	$0.22	$0.40
Weighted average shares	18,271,707	18,829,566	18,412,062	18,853,198

CLARK, INC.
INCOME STATEMENT DETAIL
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Executive Benefits Practice *
First year revenue	$3,070	$6,412	$16,748	$28,116
Renewal revenue	8,649	12,284	27,635	34,487
Total revenue	11,719	18,696	44,383	62,603
Commission expense	3,872	7,103	14,755	23,111
Operating expense	8,777	9,528	28,608	29,600
Amortization	777	966	2,331	2,875
Operating income/(loss)	$(1,707)	$1,099	$(1,311)	$7,017

Banking Practice
First year revenue	$6,176	$7,714	$21,329	$31,353
Renewal revenue	18,964	19,933	59,716	61,948
Total revenue	25,140	27,647	81,045	93,301
Commission expense	5,504	6,785	19,618	27,174
Operating expense	10,946	9,896	34,064	33,668
Amortization	2,621	3,072	7,854	9,215
Operating income/(loss)	$6,069	$7,894	$19,509	$23,244

Healthcare Group
First year revenue	$6,685	$5,448	$20,614	$18,526
Renewal revenue	2,268	2,073	8,244	8,394
Total revenue	8,953	7,521	28,858	26,920
Commission expense	1,163	1,192	3,717	2,823
Operating expense	6,721	5,875	19,844	19,320
Amortization	313	389	939	1,168
Operating income/(loss)	$756	$65	$4,358	$3,609

Pearl Meyer Partners
Total revenue	$9,905	$8,216	$26,434	$23,989
Operating expense	7,461	6,766	21,989	20,054
Operating income/(loss)	$2,444	$1,450	$4,445	$3,935

*Effective January 1, 2005, the Human Capital Practice was merged into the Executive Benefits Practice.

CLARK, INC.
INCOME STATEMENT DETAIL - Cont'd.
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Federal Policy Group
Total revenue	$3,298	$3,360	$9,130	$11,125
Operating expense	2,238	2,414	6,942	7,397
Amortization	96	96	288	288
Operating income/(loss)	$964	$850	$1,900	$3,440

Broker Dealer
Total revenue	$705	$1,011	$2,572	$3,556
Operating expense	655	921	2,222	2,793
Operating income/(loss)	$50	$90	$350	$763

Corporate *
Total revenue	$1,186	$241	$3,878	$450
Commission expense	267	-	852	-
Operating expense	3,877	3,430	11,873	11,741
Amortization	41	41	123	124
Operating income/(loss)	$(2,999)	$(3,230)	$(8,970)	$(11,415)

*Includes the results of the Insurance Company Practice, which is not reported as a separate segment.